Exhibit 99.1

MBIA Inc. Reports First Quarter 2011 Financial Results

Highlights

  MBIA Inc.’s adjusted pre-tax income, a non-GAAP measure, was $25 million in the first quarter of 2011 compared with an adjusted pre-tax loss of $90 million in the first quarter of 2010.
  An improved market perception of MBIA Insurance Corp.’s (MBIA Corp.) credit quality led to a net loss on the fair value of insured credit derivatives, driving a net loss to common shareholders of $1.1 billion, or $5.68 per share, for the first quarter of 2011 compared with a net loss of $1.5 billion, or $7.22 per share, in the first quarter of 2010.
  MBIA Inc.’s Adjusted Book Value (ABV), a non-GAAP measure, was $35.57 per share at March 31, 2011 compared with $36.81 per share at December 31, 2010.

ARMONK, N.Y.--(BUSINESS WIRE)--May 10, 2011--MBIA Inc. (NYSE: MBI) (the Company) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $35.57 as of March 31, 2011, compared with $36.81 as of December 31, 2010. Book value per share was $8.81 as of March 31, 2011.

The net loss to common shareholders for the first quarter of 2011 was $1.1 billion, or $5.68 per share, compared with a net loss of $1.5 billion, or $7.22 per share, in the first quarter of 2010. The net loss in the first quarter of 2011 was driven primarily by a $1.3 billion pre-tax unrealized net loss on the fair value of insured derivatives resulting primarily from an improved market perception of MBIA Corp.’s credit quality. The Company is required to adjust the values of its derivative liabilities for the market's perception of its non-performance risk. The increase in the value of the derivative liabilities is reflected as a pre-tax loss on the income statement.

Adjusted pre-tax income, a non-GAAP measure (defined in the attached Explanation of Non-GAAP Financial Measures), for the first quarter of 2011 was $25 million compared with an adjusted pre-tax loss of $90 million in the first quarter of 2010. ABV per share declined despite positive adjusted pre-tax income in the quarter due to a combination of the tax provision for the quarter and changes to balance sheet values not reflected in adjusted pretax income. ABV and adjusted pre-tax income provide investors with additional views of the Company’s operating results that management finds useful in measuring financial performance.

“The trend toward higher loss severities in our RMBS and ABS CDO exposures continued to moderate this quarter,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “That, combined with substantial commutations of insured credit derivatives in the fourth quarter of 2010 and first quarter of 2011, continues to reduce the potential volatility of loss in future periods. In addition, while the potential for volatility in our CMBS exposures remains, the gradual re-opening of that market and improvement in the commercial real estate environment suggest a moderating trend.”

First Quarter 2011 Segment Results

The following is a summary of pre-tax results by segment for the first quarter:

$ in millions	U.S. Public Finance	Structured Finance and International	Advisory Services	Corporate	Wind-down	Consolidated
1Q 2011 Pre-tax Income	$111	$(1,614)	$(1)	$5	$(73)	$(1,556)
1Q 2010 Pre-tax Income	$132	$(2,288)	$3	$(42)	$(66)	$(2,259)

1Q 2011 Adj. Pre-tax Income	$111	$(20)	$(1)	$5	$(73)	$25
1Q 2010 Adj. Pre-tax Income	$132	$(113)	$3	$(42)	$(66)	$(90)

U.S. Public Finance Results

The Company’s U.S. public finance insurance business is conducted through its National Public Finance Guarantee Corp. (National) subsidiary.

National recorded $111 million of adjusted pre-tax income in the first quarter of 2011 compared with $132 million of adjusted pre-tax income in the first quarter of 2010. Lower adjusted pre-tax income in the first quarter of 2011 resulted from a decline in premiums earned, lower fees and reimbursements and an increase in operating expenses, partially offset by lower loss and loss adjustment expenses.

National's insured portfolio generated total premiums earned of $89 million in the first quarter of 2011 compared with $114 million in total premiums earned in the first quarter of 2010. The decline in total premiums earned resulted from lower refunding activity in the quarter.

Net investment income for National declined 6 percent to $58 million in the first quarter of 2011 from $62 million in the comparable period of 2010 due to lower average yields. Over the same period, National’s investment portfolio increased in size by 2 percent, from $5.3 billion at March 31, 2010 to $5.4 billion at March 31, 2011.

Fees and reimbursements were $1.6 million in the first quarter of 2011 compared with $14.6 million in the first quarter of 2010. Fees and reimbursements in the first quarter of 2010 included $13.4 million in one-time payments from a reinsurer related to the commutation of a reinsurance agreement.

National’s loss and loss adjustment expenses totaled $3 million in the first quarter of 2011 compared with $26 million in the first quarter of 2010.

Operating expenses were $19 million in the first quarter of 2011, up 43 percent from $13 million in the comparable period of 2010. The increase in operating expenses was driven by higher legal, allocated overhead and facilities-related expenses.

As of March 31, 2011, National’s statutory capital was $2.5 billion and its claims-paying resources totaled $5.6 billion.

Structured Finance and International Insurance Results

The Structured Finance and International Insurance business is conducted through MBIA Corp. and its subsidiaries.

The adjusted pre-tax loss for the Structured Finance and International Insurance segment for the first quarter of 2011 was $20 million compared with an adjusted pre-tax loss of $113 million in the first quarter of 2010. Premiums earned, net investment income, fees and reimbursements, and premiums and fees on insured derivatives totaled $180 million in the first quarter of 2011. Losses, credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) and loss-related expenses on insured exposures totaled $147 million in the first quarter while all other line items in the aggregate had a net $53 million negative impact on the adjusted pre-tax loss.

The following is a summary of all insured portfolio economic loss activity in the first quarter. Economic losses for a reporting period represent the change in the Company’s estimate of the present value of expected net future claims payments without regard to the manner in which they are presented in the Company’s financial statements.

1Q 2011 Economic Loss Activity
($ in thousands)	RMBS	ABS CDOs	CMBS	Other	Total
Change in Expected Payments	$79,898	$71,044	$134,783	$16,160	$301,885
Change in Expected Salvage	(152,898)	(1,922)	-	(154)	(154,974)
Total Economic Losses	($73,000)	$69,122	$134,783	$16,006	$146,911

In the first quarter, the Company increased its expectations of future claims payments on RMBS exposures by $80 million as voluntary prepayments increased in the underlying mortgage pools during the quarter. The increase in voluntary prepayments resulted in a reduction in estimated cash flow for the insured RMBS transactions in future periods. However, the increase in expected future claims payments was more than offset by additional expected recoveries of $153 million, primarily from contractual claims related to ineligible mortgages. The Company’s estimates for expected recoveries related to “putbacks” of ineligible mortgages totaled $2.7 billion as of March 31, 2011. However, based on the Company’s assessment of the strength of its contract claims, the Company continues to believe it is entitled to collect the full amount of its cumulative incurred losses, which totaled $4.6 billion as of March 31, 2011, from those securitization sponsors against whom it is pursuing litigation.

First quarter economic losses on multi-sector ABS CDOs totaled $69 million, driven primarily by deterioration in subprime and Alt-A mortgage-backed assets underlying the transactions.

In the first quarter of 2011, the Company estimated $135 million of incremental economic losses on certain insured transactions backed by pools of commercial mortgage-backed securities (CMBS). While the Company observed evidence of improving trends in its insured CMBS transactions, including a deceleration in delinquencies, an increase in material loan modifications and continued low levels of property liquidations, these positive factors were offset by some deductible erosion and projected deterioration in a few select insured transactions.

Certain losses are on policies subject to insurance accounting while other categories of loss relate to insured VIEs or insured credit derivatives for which GAAP specifies alternative accounting. The following is a summary of the $147 million in first quarter economic losses based on those categories:

1Q 2011 Economic Losses
$ in thousands

Change in Expected Payments	$67,175
Change in Insurance Recoveries	(106,673)
Loss & LAE Expense on Policies Subject to Insurance Accounting	(39,498)

Credit Impairments on Insured VIEs	1,770

Credit Impairments on Insured Credit Derivatives	177,659
LAE on Insured Credit Derivatives	6,980
Credit Impairments and LAE on Insured Credit Derivatives	184,639

Total Economic Losses	$146,911

In the first quarter of 2011, MBIA Corp. paid a total of $243 million in net claims in connection with its residential mortgage exposures compared to $290 million in the fourth quarter of 2010. Net claims on insured RMBS have been trending downward each quarter since peaking at $636 million in the second quarter of 2009.

As previously disclosed, in the first quarter of 2011, MBIA Corp. reached an agreement for the commutation of $3.3 billion of gross insured exposure, primarily comprising structured CMBS pools. The cost of this early settlement was consistent with the statutory loss reserves the Company had previously established for the commuted exposure.

The Company’s net derivative liability (the cumulative negative mark-to-market) with respect to insured credit derivatives was $5.7 billion as of March 31, 2011, excluding uninsured derivative contracts of consolidated VIEs. The Company currently has approximately $2.2 billion in statutory loss reserves in connection with these insured credit derivatives. The Company expects the $3.5 billion unimpaired portion of the unrealized net loss in fair value (mark-to-market) to be reversed prior to or upon the maturities of the insured credit derivatives.

As of March 31, 2011, MBIA Corp.’s statutory balance sheet reflected $2.8 billion in cash and invested assets including $526 million of cash and short-term investments. Cash, short-term investments and other highly liquid investments available to meet liquidity demands totaled $926 million as of March 31, 2011, excluding amounts held by subsidiaries. The Company believes that MBIA Corp.’s liquidity resources will adequately provide for anticipated cash outflows.

MBIA Corp. had statutory capital of $2.7 billion and claims-paying resources totaling $4.7 billion at March 31, 2011.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiaries. Cutwater recorded a pre-tax loss of $1 million in the first quarter of 2011 driven by expenses associated with infrastructure enhancements to support its growth plans.

Cutwater’s average assets under management in the first quarter were $41.0 billion, down 1 percent from $41.6 billion in the fourth quarter of 2010 reflecting lower balances managed for MBIA Inc. and its subsidiaries. Average assets under management in the first quarter comprised $26.2 billion from third-party clients and $14.8 billion managed for MBIA Inc. and its subsidiaries. Third-party average assets under management increased 3 percent from the fourth quarter of 2010 and 1 percent from the first quarter of 2010. Included in the first quarter increase in third-party assets were approximately $600 million in assets from new clients.

Corporate Segment

The Corporate segment comprises MBIA Inc.’s holding company activities and certain subsidiaries, including Optinuity Alliance Resources Corp.

Pre-tax income for the Corporate segment was $5 million in the first quarter of 2011 compared with a pre-tax loss of $42 million in the first quarter of 2010. The pre-tax income in the first quarter of 2011 and the pre-tax loss in the first quarter of 2010 were each driven primarily by marks-to-market on outstanding warrants issued on MBIA Inc. common stock.

As of March 31, 2011, the corporate activities of MBIA Inc. had $300 million of cash and highly liquid assets available for general corporate liquidity purposes.

The Company did not repurchase any of its common stock during the first quarter.

Wind-Down Operations

Wind-Down Operations comprise the Company’s Asset Liability Management and Conduit businesses, both of which are in run-off.

Wind-Down Operations recorded a pre-tax loss of $73 million in the first quarter of 2011 compared with a pre-tax loss of $66 million in the first quarter of 2010. The pre-tax loss in the first quarter of 2011 was driven by an $83 million net loss on financial instruments at fair value and foreign exchange resulting largely from increased values of liabilities denominated in foreign currencies.

This segment repurchased $122 million par amount of medium-term notes at discounts during the first quarter, resulting in net gains on the extinguishment of debt that totaled $23 million.

During the first quarter, the segment repaid an additional $175 million of its original $2.0 billion secured loan from MBIA Corp. The remaining outstanding balance of the secured loan was $800 million as of March 31, 2011.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Wednesday, May 11, 2011 at 8:00 AM (EDT) to discuss its first quarter 2011 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 61399832. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on May 11 until 11:59 p.m. on May 25 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 61399832. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks, the possibility that the Company will not realize the estimated amount of the insurance loss recoveries arising from its contractual claims related to ineligible mortgages, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios; the possibility that loss reserve estimates are not adequate to cover potential claims; the Company’s ability to fully implement its Strategic Plan as outlined in the Company’s most recent Annual Report on Form 10-K; the Company’s ability to favorably resolve litigation claims against the Company; an inability to achieve high, stable credit ratings; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual payments for the period plus the present value of the Company’s estimate of expected future claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

Adjusted Pre-tax Income: Adjusted pre-tax income, a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income. The Company uses adjusted pre-tax income as a measure of fundamental periodic financial performance. Adjusted pre-tax income adjusts GAAP pre-tax income to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

Assets	March 31, 2011	December 31, 2010
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost
$8,775,689 and $9,597,732)	$8,285,128	$9,020,928
Fixed-maturity securities at fair value	28,984	25,041
Investments pledged as collateral, at fair value (amortized cost $514,476 and $547,800)	524,666	551,688
Short-term investments held as available-for-sale, at fair value (amortized
cost $2,272,151 and $2,072,955)	2,251,532	2,070,320
Other investments (includes investments at fair value of $248,199 and $256,820)	250,213	258,981
Total investments	11,340,523	11,926,958
Cash and cash equivalents	277,283	365,841
Accrued investment income	94,104	95,320
Premiums receivable	1,569,851	1,589,005
Deferred acquisition costs	396,717	412,001
Prepaid reinsurance premiums	94,731	97,270
Insurance loss recoverable	2,637,589	2,531,494
Reinsurance recoverable on paid and unpaid losses	15,259	15,111
Goodwill	31,371	31,371
Property and equipment, at cost (less accumulated depreciation of $134,311 and $135,127)	70,814	71,385
Receivable for investments sold	60,769	7,948
Derivative assets	2,257	3,780
Current income taxes	-	41,388
Deferred income taxes, net	1,292,699	907,531
Other assets	46,743	45,195
Assets of consolidated VIEs:
Cash	710,209	763,891
Investments held-to-maturity, at amortized cost (fair value $3,783,866 and $3,908,991)	3,995,418	4,187,644
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $324,775 and $188,937)	326,281	189,554
Fixed-maturity securities at fair value	5,453,580	5,240,742
Loans receivable at fair value	2,327,126	2,183,364
Loan repurchase commitments	866,572	835,047
Derivative assets	524,539	699,072
Other assets	38,627	38,099
Total assets	$32,173,062	$32,279,011
Liabilities and Equity
Liabilities:
Unearned premium revenue	$4,033,328	$4,145,234
Loss and loss adjustment expense reserves	1,009,971	1,129,358
Reinsurance premiums payable	69,288	71,151
Investment agreements	1,911,393	2,005,326
Medium-term notes (includes financial instruments carried at
fair value $162,949 and $116,310)	1,704,079	1,739,507
Securities sold under agreements to repurchase	470,444	470,570
Short-term debt	-	64,768
Long-term debt	1,844,255	1,850,532
Current income taxes	6,362	-
Deferred fee revenue	9,824	9,995
Payable for investments purchased	36,977	2,173
Derivative liabilities	5,926,690	4,616,509
Other liabilities	205,812	272,391
Liabilities of consolidated VIEs:
Variable interest entity notes (includes financial instruments carried
at fair value $6,989,037 and $6,679,982)	10,899,079	10,589,989
Long-term debt	360,000	360,000
Derivative liabilities	1,910,065	2,104,242
Other liabilities	2,687	968
Total liabilities	30,400,254	29,432,713
Equity:
Common stock	274,844	274,720
Additional paid-in capital	3,063,717	3,063,914
Retained earnings	986,806	2,123,566
Accumulated other comprehensive loss	(340,781)	(405,484)
Treasury stock	(2,225,496)	(2,224,577)
Total shareholders' equity of MBIA Inc.	1,759,090	2,832,139
Preferred stock of subsidiary	13,718	14,159
Total equity	1,772,808	2,846,298
Total liabilities and equity	$32,173,062	$32,279,011

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
Three Months Ended March 31, 2011	Public Finance	International	Advisory		Wind-down		Intercompany
	Insurance	Insurance	Services	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$76,490	$67,160	$-	$-	$-	$143,650	$(15,895)	$127,755
Refunding premiums earned	12,486	62	-	-	-	12,548	(3,105)	9,443
Total premiums earned	88,976	67,222	-	-	-	156,198	(19,000)	137,198

Net investment income	58,042	31,425	18	265	21,157	110,907	3,424	114,331
Fees and reimbursements	1,610	27,348	14,756	23,082	-	66,796	(52,845)	13,951

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on
insured derivatives	122	(354,509)	-	-	-	(354,387)	(4)	(354,391)
Unrealized losses on insured derivatives	(81)	(1,322,924)	-	-	-	(1,323,005)	-	(1,323,005)
Net change in fair value of insured derivatives	41	(1,677,433)	-	-	-	(1,677,392)	(4)	(1,677,396)

Net gains (losses) on financial instruments at fair value
and foreign exchange	3,586	32,778	19	22,942	(82,853)	(23,528)	-	(23,528)
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary
impairments	-	(205)	-	-	(7,350)	(7,555)	-	(7,555)
Other-than-temporary impairments recognized in
accumulated other comprehensive loss	-	(2,029)	-	-	(3,764)	(5,793)	-	(5,793)
Net investment losses related to other-than-temporary
impairments	-	(2,234)	-	-	(11,114)	(13,348)	-	(13,348)
Net gains (losses) on extinguishment of debt	-	-	-	(15)	23,484	23,469	2,422	25,891
Other net realized gains	-	951	-	-	3,659	4,610	-	4,610
Revenues of consolidated VIEs:
Net investment income	-	13,141	-	-	3,818	16,959	-	16,959
Net gains (losses) on financial instruments at fair value
and foreign exchange	-	(22,724)	-	-	10,743	(11,981)	13,045	1,064

Total revenues	152,255	(1,529,526)	14,793	46,274	(31,106)	(1,347,310)	(52,958)	(1,400,268)

Expenses:
Losses and loss adjustment	3,345	(39,498)	-	-	-	(36,153)	-	(36,153)
Amortization of deferred acquisition costs	19,482	33,063	-	-	-	52,545	(36,033)	16,512
Operating	18,502	36,640	16,269	25,732	3,143	100,286	(25,054)	75,232
Interest	-	33,528	-	15,068	32,844	81,440	(6,544)	74,896
Expenses of consolidated VIEs:
Operating	-	10,395	-	-	731	11,126	(1,417)	9,709
Interest	-	10,524	-	-	4,809	15,333	-	15,333

Total expenses	41,329	84,652	16,269	40,800	41,527	224,577	(69,048)	155,529

Pre-tax income (loss)	$110,926	$(1,614,178)	$(1,476)	$5,474	$(72,633)	$(1,571,887)	$16,090	(1,555,797)

Benefit for income taxes								(419,037)

Net loss								$(1,136,760)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
Three Months Ended March 31, 2010	Public Finance	International	Advisory		Wind-down		Intercompany
	Insurance	Insurance	Services	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$87,538	$67,063	$-	$-	$-	$154,601	$(22,299)	$132,302
Refunding premiums earned	26,753	4,241	-	-	-	30,994	(6,479)	24,515
Total premiums earned	114,291	71,304	-	-	-	185,595	(28,778)	156,817

Net investment income	61,741	34,049	(189)	5,255	26,488	127,344	(5,420)	121,924
Fees and reimbursements	14,612	124,308	16,106	23,487	-	178,513	(56,534)	121,979

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on
insured derivatives	102	(34,232)	-	-	-	(34,130)	-	(34,130)
Unrealized losses on insured derivatives	(84)	(2,211,341)	-	-	-	(2,211,425)	-	(2,211,425)
Net change in fair value of insured derivatives	18	(2,245,573)	-	-	-	(2,245,555)	-	(2,245,555)

Net gains (losses) on financial instruments at fair value
and foreign exchange	2,562	2,350	924	(26,434)	(25,208)	(45,806)	-	(45,806)
Investment losses related to other-than-temporary
impairments:
Investment losses related to other-than-temporary
impairments	-	(191)	-	-	(165,219)	(165,410)	-	(165,410)
Other-than-temporary impairments recognized in
accumulated other comprehensive loss	-	(2,337)	-	-	138,015	135,678	-	135,678
Net investment losses related to other-than-temporary
impairments	-	(2,528)	-	-	(27,204)	(29,732)	-	(29,732)
Net losses on extinguishment of debt	-	-	-	-	(2)	(2)	-	(2)
Other net realized gains (losses)	(89)	1	-	-	233	145	-	145
Revenues of consolidated VIEs:
Net investment income	-	10,380	-	-	4,790	15,170	-	15,170
Net gains on financial instruments at fair value
and foreign exchange	-	106,092	-	-	10,153	116,245	6,690	122,935
Other net realized losses	-	(74,244)	-	-	-	(74,244)	-	(74,244)

Total revenues	193,135	(1,973,861)	16,841	2,308	(10,750)	(1,772,327)	(84,042)	(1,856,369)

Expenses:
Losses and loss adjustment	25,895	188,504	-	-	-	214,399	-	214,399
Amortization of deferred acquisition costs	22,419	48,422	-	-	-	70,841	(48,093)	22,748
Operating	12,949	26,013	13,705	27,017	3,646	83,330	(20,832)	62,498
Interest	-	34,737	-	16,881	47,908	99,526	(15,200)	84,326
Expenses of consolidated VIEs:
Operating	-	6,197	-	-	534	6,731	(1,308)	5,423
Interest	-	10,380	-	-	3,283	13,663	-	13,663

Total expenses	61,263	314,253	13,705	43,898	55,371	488,490	(85,433)	403,057

Pre-tax income (loss)	$131,872	$(2,288,114)	$3,136	$(41,590)	$(66,121)	$(2,260,817)	$1,391	(2,259,426)

Benefit for income taxes								(779,190)

Net loss								$(1,480,236)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
MARCH QTD
(in thousands)

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory		Wind-down	Intercompany
Three months ended March 31, 2011	Insurance	Insurance	Services	Corporate	Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$88,976	$71,913	$-	$-	$-	$(19,000)	$141,889
Net investment income	58,042	48,272	18	265	21,157	3,686	131,440
Fees and reimbursements	1,610	27,348	14,756	23,082	-	(52,572)	14,224
Premiums and fees on insured derivatives	122	32,083	-	-	-	(4)	32,201
Net gains (losses) on financial instruments at
fair value and foreign exchange	3,586	36,401	19	22,942	(82,853)	-	(19,905)
Net investment losses related to other-than-
temporary impairments	-	(2,234)	-	-	(11,114)	-	(13,348)
Net gains (losses) on extinguishment of debt	-	-	-	(15)	23,484	2,422	25,891
Other net realized gains	-	951	-	-	3,659	-	4,610
VIE revenues	-	-	-	-	14,561	-	14,561

Total revenues	152,336	214,734	14,793	46,274	(31,106)	(65,468)	331,563

Expenses:
Loss and LAE incurred	3,345	(37,728)	-	-	-	-	(34,383)
Insured credit derivative impairments and LAE	-	184,639	-	-	-	-	184,639
Amortization of deferred acquisition costs	19,482	27,910	-	-	-	(36,033)	11,359
Operating	18,502	26,508	16,269	25,732	3,143	(25,054)	65,100
Interest	-	33,528	-	15,068	32,844	(6,544)	74,896
VIE expenses	-	-	-	-	5,540	(259)	5,281

Total expenses	41,329	234,857	16,269	40,800	41,527	(67,890)	306,892

Adjusted pre-tax income (loss)	$111,007	$(20,123)	$(1,476)	$5,474	$(72,633)	$2,422	$24,671

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	1,247	-	-	-	13,668	14,915
Mark-to-market on insured credit derivatives	(81)	(1,383,440)	-	-	-	-	(1,383,521)

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	211,862	-	-	-	-	211,862

GAAP pre-tax income (loss)	$110,926	$(1,614,178)	$(1,476)	$5,474	$(72,633)	$16,090	$(1,555,797)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
MARCH QTD
(in thousands)

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory		Wind-down	Intercompany
Three months ended March 31, 2010	Insurance	Insurance	Services	Corporate	Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$114,291	$76,933	$-	$-	$-	$(28,778)	$162,446
Net investment income	61,741	55,096	(189)	5,255	26,488	(5,038)	143,353
Fees and reimbursements	14,612	124,309	16,106	23,487	-	(55,266)	123,248
Premiums and fees on insured derivatives	102	29,083	-	-	-	-	29,185
Net gains (losses) on financial instruments at
fair value and foreign exchange	2,562	2,349	924	(26,434)	(25,207)	-	(45,806)
Net investment losses related to other-than-
temporary impairments	-	(2,528)	-	-	(27,204)	-	(29,732)
Net gains on extinguishment of debt	-	-	-	-	(2)	-	(2)
Other net realized gains (losses)	(89)	-	-	-	233	-	144
VIE revenues	-	-	-	-	14,943	-	14,943

Total revenues	193,219	285,242	16,841	2,308	(10,749)	(89,082)	397,779

Expenses:
Loss and LAE incurred	25,895	82,013	-	-	-	-	107,908
Insured credit derivative impairments and LAE	-	206,291	-	-	-	-	206,291
Amortization of deferred acquisition costs	22,419	49,379	-	-	-	(48,093)	23,705
Operating	12,949	26,013	13,705	27,017	4,125	(21,311)	62,498
Interest	-	34,736	-	16,881	47,908	(15,200)	84,325
VIE expenses	-	-	-	-	3,339	-	3,339

Total expenses	61,263	398,432	13,705	43,898	55,372	(84,604)	488,066

Adjusted pre-tax income (loss)	$131,956	$(113,190)	$3,136	$(41,590)	$(66,121)	$(4,478)	$(90,287)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	(82,251)	-	-	-	5,869	(76,382)
Mark-to-market on insured credit derivatives	(84)	(2,235,795)	-	-	-	-	(2,235,879)

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	(143,122)	-	-	-	-	(143,122)

GAAP pre-tax income (loss)	$131,872	$(2,288,114)	$3,136	$(41,590)	$(66,121)	$1,391	$(2,259,426)

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

		March 31, 2011	December 31, 2010	Change

Reported Book Value		$8.81	$14.18	($5.37)

Plus:	Cumulative unrealized loss on insured
	credit derivatives, after tax	19.08	14.58	$4.50

Less:	Cumulative impairments on insured
	credit derivatives, after tax (1)	(8.05)	(8.69)	$0.64

Reverse:	Unrealized (gains) losses included in OCI	1.53	2.27	($0.74)

Reverse:	Impact of consolidating certain VIEs (2)	0.69	0.50	$0.19

Plus:	Net unearned premium revenue, after tax (1) (3)	13.51	13.97	($0.46)

Adjusted Book Value (4)		$35.57	$36.81	($1.24)
(1)

As of March 31, 2011 and December 31, 2010 the discount rate on Financial Guarantee installment premiums was the risk-free rate as defined by accounting principles for Financial Guarantee insurance contracts and the discount rate was 5.00% on Insured Derivative installment revenue and impairments.

(2)	Represents the impact on consolidated total equity of VIEs that are not considered business enterprises of the Company.
(3)	The amounts consist of installment and upfront Financial Guarantee premiums, Insured Derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(4)	A non-GAAP measure.
Net Loss per Common Share:

		Three Months Ended
		March 31
		2011	2010
	Basic	($5.68)	($7.22)
	Diluted	($5.68)	($7.22)

Weighted-Average Number of Common Shares Outstanding:

	Basic	199,972,759	204,938,455
	Diluted	199,972,759	204,938,455

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2011	December 31, 2010

Policyholders' surplus	$ 963.8	$ 907.7
Contingency reserve	1,494.5	1,473.5

Statutory capital	2,458.3	2,381.2

Unearned premium reserve	2,814.1	2,872.6
Present value of installment premiums (1)	275.1	282.1

Premium resources (2)	3,089.2	3,154.7

Loss and loss adjustment expense reserves (1)	79.2	95.9

Total claims-paying resources	$ 5,626.7	$ 5,631.8

Net debt service outstanding	$737,024.0	$752,420.0

Capital ratio (3)	300:1	316:1

Claims-paying ratio (4)	162:1	166:1

MBIA Insurance Corporation
	March 31, 2011	December 31, 2010

Policyholders' surplus	$ 968.6	$ 1,074.7
Contingency reserve	1,718.3	1,655.7

Statutory capital	2,686.9	2,730.4

Unearned premium reserve	697.5	703.1
Present value of installment premiums (5)	1,610.5	1,655.0

Premium resources (2)	2,308.0	2,358.1

Loss and loss adjustment expense reserves (5)	(261.6)	155.3

Total claims-paying resources	$ 4,733.3	$ 5,243.8

Net debt service outstanding	$239,340.9	$244,548.5

Capital ratio (3)	89:1	90:1

Claims-paying ratio (4)	61:1	55:1
(1)	As of March 31, 2011 and December 31, 2010 the discount rate was 4.19%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax) and loss and loss adjustment expense.
(5)	As of March 31, 2011 and December 31, 2010 the discount rate was 5.93%.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
Elizabeth James, +1-914-765-3889
or
Investor Relations:
Greg Diamond, +1-914-765-3190